UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 3, 2018

AQUA METALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2500 Peru Drive McCarran, Nevada 89437
(Address of principal executive offices)

(510) 479-7635
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 3, 2018, Selwyn Mould, our chief operating officer, resigned pursuant to his mutual agreement with us. Mr. Mould’s resignation as an officer of the Company is regarded as a termination without cause under his employment agreement with us. Pursuant to his employment agreement, in the event of his termination by us without cause, Mr. Mould is entitled to (i) two years of severance at his current salary, which is currently $33,333 per month, payable in cash, plus (ii) the cost or value of two years of benefits, including health insurance, payable in cash, for which he is eligible as of the date of termination. However, pursuant to a Separation Agreement and Release between us and Mr. Mould, Mr. Mould has agreed to receive, in lieu of two years of salary, a cash severance payment of $100,000 payable in six equal installments in accordance with the our regular payroll practices, plus an award of restricted stock units that will entitle him to receive, for each of the 21 consecutive months commencing on March 1, 2019, $33,333 of our common shares based on volume-weighted average price over the 20 trading days preceding the first business day of the respective month. We have reserved the right, at our option, to pay Mr. Mould $33,333 of cash in lieu of any of the 21 monthly share issuances. We also agreed to reimburse Mr. Mould for any COBRA coverage payments for a period of 24 months or until he secures full replacement health insurance elsewhere, whichever occurs first. The Separation Agreement and Release includes customary indemnification, confidentiality, non-disparagement and non-solicitation covenants and agreements of the parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: December 6, 2018	/s/ Stephen Cotton
Stephen Cotton,
President